REVISED RENEWAL ANNUAL INFORMATION FORM
FOR THE YEAR ENDED DECEMBER 31, 2005
August 31, 2006
Fairfax Financial Holdings Limited
95 Wellington Street West, Suite 800
Toronto, Ontario Canada M5J 2N7

FAIRFAX FINANCIAL HOLDINGS LIMITED — 2005 REVISED RENEWAL ANNUAL INFORMATION FORM
TABLE OF CONTENTS AND INFORMATION INCORPORATED BY REFERENCE

	Page Reference
	Annual	2005	2005 Restated	Management
	Information Form	Annual Report(1)	Financials(2)	Proxy Circular(3)
CORPORATE STRUCTURE	3
GENERAL DEVELOPMENT OF THE BUSINESS	4		31-34, 40-42
NARRATIVE DESCRIPTION OF THE BUSINESS	4	2-3, 4-17,	13-44, 51-127

DIVIDENDS	5
CAPITAL STRUCTURE	5
MARKET FOR SECURITIES	6
ESCROWED SECURITIES	6
DIRECTORS AND OFFICERS	7
PROMOTERS	9
LEGAL PROCEEDINGS	9		122-123
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS	9
TRANSFER AGENTS AND REGISTRARS	9
MATERIAL CONTRACTS	9
INTERESTS OF EXPERTS	9
AUDIT COMMITTEE	10			12-13
ADDITIONAL INFORMATION	11

(1)	Incorporated by reference from the Fairfax Financial Holdings Limited 2005 Annual Report.

(2)	Incorporated by reference from the Fairfax Financial Holdings Limited Restated Audited Consolidated Financial Statements and Management’s Discussion and Analysis for the year ended December 31, 2005.

(3)	Incorporated by reference from the Fairfax Financial Holdings Limited Management Proxy Circular dated March 31, 2006.
Except as otherwise noted, all information given is at, or for the fiscal year ended, December 31, 2005.
Copies of this Revised Renewal Annual Information Form, as well as copies of the Fairfax Financial Holdings Limited 2005 Annual Report and the Fairfax Financial Holdings Limited Restated Audited Consolidated Financial Statements and Management’s Discussion and Analysis for the year ended December 31, 2005 (parts of which are incorporated herein by reference), may be obtained from the Corporate Secretary, at Suite 800, 95 Wellington Street West, Toronto, Ontario, M5J 2N7. These documents may also be found on our website at www.fairfax.ca or on SEDAR at www.sedar.com. See “Additional Information”.

CORPORATE STRUCTURE
Name, Address and Incorporation
Fairfax Financial Holdings Limited (“Fairfax”) was incorporated under the Canada Corporations Act on March 13, 1951 and continued under the Canada Business Corporations Act in 1976. Our original name of Markel Service of Canada Limited was subsequently changed to Markel Financial Holdings Limited and, in May 1987, to our current name of Fairfax Financial Holdings Limited. Our registered and head office is located at 95 Wellington Street West, Suite 800, Toronto, Ontario M5J 2N7.
Intercorporate Relationships
The following is a list of our principal subsidiaries as at December 31, 2005. Indented companies are subsidiaries of the non-indented company which precedes them. At December 31, 2005, all subsidiaries were wholly-owned (TRG Holding Corporation as to a 100% economic and voting interest), directly or through another subsidiary, except for Odyssey Re Holdings Corp. (“Odyssey Re”), a public company of which Fairfax owns 80.1%, Lindsey Morden Group Inc. (“Lindsey Morden”), a public company of which Fairfax owns 81.0% of the equity and 90.0% of the votes and Northbridge Financial Corporation (“Northbridge”), a public company of which Fairfax owns 59.2%.

Name	Jurisdiction of Incorporation
Canadian insurance subsidiaries
Northbridge Financial Corporation	Canada
Commonwealth Insurance Company	Canada
Federated Holdings of Canada Limited	Canada
Lombard General Insurance Company of Canada	Canada
Markel Insurance Company of Canada	Canada
U.S. insurance subsidiaries
Crum & Forster Holdings Corp.	Delaware
United States Fire Insurance Company	Delaware
The North River Insurance Company	New Jersey
Seneca Insurance Company, Inc.	New York
Fairmont Insurance Company	California
Guild Napa Insurance Services	California
Asian insurance subsidiaries
First Capital Insurance Limited	Singapore
Falcon Insurance Company (Hong Kong) Ltd.	Hong Kong
Odyssey Re Group reinsurance subsidiaries
Odyssey Re Holdings Corp.	Delaware
Odyssey America Reinsurance Corporation	Connecticut
Clearwater Insurance Company	Delaware
Other reinsurance subsidiaries
CRC (Bermuda) Reinsurance Limited	Bermuda
Wentworth Insurance Company Ltd.	Barbados
Runoff subsidiaries
TRG Holding Corporation	Delaware
RiverStone Group LLC	Delaware
TIG Insurance Company	California
nSpire Re Limited	Ireland
RiverStone Holdings Limited	United Kingdom
Claims adjusting subsidiaries
Lindsey Morden Group Inc.	Canada
Investment management subsidiary
Hamblin Watsa Investment Counsel Ltd.	Canada
Information technology solutions subsidiary
MFXchange Holdings Inc.	Ontario

GENERAL DEVELOPMENT OF THE BUSINESS
Fairfax is a financial services holding company which, through its subsidiaries, is engaged in property and casualty insurance and reinsurance, investment management and insurance claims management.
As the majority of our operations are in the United States or conducted in U.S. dollars, effective December 31, 2003, we began reporting our consolidated financial statements in U.S. dollars. All comparative financial information, financial data and other monetary data in this Renewal Annual Information Form is reported in U.S. dollars unless otherwise noted.
Over the past three completed financial years our total assets have increased from $24.9 billion as at December 31, 2003 to $27.5 billion as at December 31, 2005. Common shareholders’ equity was $2.3 billion, $2.6 billion and $2.4 billion, respectively, as at December 31 2003, 2004 and 2005. For the year ended December 31, 2003, Fairfax had revenue of $5.7 billion and net earnings of $288.6 million. For the year ended December 31, 2004, Fairfax had revenue of $5.8 billion and net earnings of $53.1 million. For the year ended December 31, 2005, Fairfax had revenue of $5.9 billion and a net loss of $446.6 million.
NARRATIVE DESCRIPTION OF THE BUSINESS
Fairfax is a financial services holding company whose corporate objective is to achieve a high rate of return on invested capital and build long term shareholder value. We have been under present management since September 1985.
Intangible Properties
Other than certain trade names, there are no significant indentifiable intangible properties.
Economic Dependence
There are no contracts upon which Fairfax, on a consolidated basis, is substantially dependent.
Changes to Contracts
Information in this section is as of August 31, 2006. In July, 2006 Fairfax exercised its right to commute its existing $1 billion corporate insurance cover ultimately reinsured with a Swiss Re subsidiary (the “Swiss Re Cover”) as it determined that the Swiss Re Cover no longer provided it with a commercial or economic advantage.
At the time of commutation Fairfax also terminated its $450 million letter of credit facility effectively secured by the assets held in trust derived from the premiums on the Swiss Re Cover and the interest thereon. By virtue of the commutation, the approximately $585 million of funds withheld in trust under the Swiss Re Cover were paid to Fairfax’s wholly-owned Irish reinsurance subsidiary, nSpire Re Limited. nSpire Re has deployed approximately $450 million of those funds to secure or settle the $450 million of its reinsurance obligations to other Fairfax subsidiaries currently secured by letters of credit issued under the former letter of credit facility.
Under Canadian GAAP, the accounting effect of the commutation, to be recorded in the third quarter of 2006, will be a non-cash pre-tax loss of approximately $415 million, while the net after-tax effect, given that the commutation loss was realized in a low-tax jurisdiction, will be a loss of approximately $400 million.
Employees
As at December 31, 2005, Fairfax (the holding company) had 52 employees and our operating subsidiaries had in aggregate approximately 8,000 employees.
Bankruptcy, etc.
Within the three-year period ended December 31, 2005 and during the current financial year up to the date hereof, neither our company nor any subsidiary of our company has been involved in any bankruptcy, receivership or similar liquidation proceeding.

DIVIDENDS
On December 24, 2003, we declared a dividend of $1.40 per subordinate voting or multiple voting share, payable on January 28, 2004. On December 24, 2004, we declared a dividend of $1.40 per subordinate voting or multiple voting share, payable January 28, 2005. On January 3, 2006 we declared a dividend of $1.40 per subordinate voting or multiple voting share, payable February 1, 2006. The dividend is payable in U.S. dollars since Fairfax adopted the U.S. dollar as its reporting currency commencing with the 2004 fiscal year. Future dividends on our subordinate voting or multiple voting shares, if any, are expected to be paid in U.S. currency.
Dividend payments on our Series A preferred shares, commenced during the 2000 calendar year. Dividends of CDN$1.63, CDN$1.63 and CDN$1.25 per Series A preferred share were paid in each of the 2003, 2004 and 2005 calendar years, respectively, to holders of Series A preferred shares. During 2004 certain holders of our Series A preferred shares elected to convert to Series B preferred shares. A dividend of CDN$1.63 per Series B preferred share was paid to holders of our Series B preferred shares during the 2005 calendar year.
CAPITAL STRUCTURE
General Description
For a general description of our capital structure please see “Description of Subordinate Voting Shares and Preferred Shares” at pages 39 — 43 of our base shelf prospectus dated January 24, 2005 filed with the Ontario Securities Commission. The base shelf prospectus is available on SEDAR at www.sedar.com.
Ratings
Our senior, unsecured long-term debt has been assigned a rating of “BB” by Standard & Poor’s Ratings Services (“S&P”) and is currently on CreditWatch with negative implications. Moody’s Investors Service (“Moody’s”) has assigned a Ba3 rating with a negative outlook on our senior unsecured long term debt. These credit ratings are intended to provide investors with an independent measure of credit quality of any issue of securities.
S&P’s credit ratings are on a long-term debt rating scale that ranges from AAA to D, which represents the range from highest to lowest quality of such securities rated. A rating of BB by S&P is the fifth highest of ten categories and indicates that the obligation is less vulnerable to non-payment than other speculative issues. However, it faces major ongoing uncertainties or exposure to adverse business, financial or economic conditions which could lead to the obligor’s inadequate capacity to meet its financial commitment on the obligation.
Moody’s credit ratings are on a long-term debt rating scale that ranges from Aaa to C, which represents the range from highest to lowest quality of such securities rated. A rating of Ba3 by Moody’s is the fifth highest of nine categories and is assigned to debt securities that are judged to have speculative elements and are subject to substantial credit risk. The addition of a 1, 2 or 3 modifier after a rating indicates the relative standing within a particular rating category. The modifier 1 indicates that the issue ranks in the higher end of its generic rating category, the modifier 2 indicates a mid-range ranking and the modifier 3 indicates that the issue ranks in the lower end of its generic rating category.
The credit ratings accorded to our debt by the rating agencies are not recommendations to purchase, hold or sell any debt in as much as such ratings do not comment as to market price or suitability for a particular investor. Any rating may not remain in effect for any given period of time or may be revised or withdrawn entirely by a rating agency in the future if in its judgement circumstances so warrant, and if any such rating is so revised or withdrawn, Fairfax is under no obligation to update this disclosure.

MARKET FOR SECURITIES
Trading Price and Volume
Our subordinate voting shares are listed for trading on the New York Stock Exchange and on the Toronto Stock Exchange (the “TSX”) under the symbol “FFH.SV”. The following table sets out the market price range in CDN$ and aggregate trading volume of our subordinate voting shares on the TSX for the periods indicated:

Month	High	Low	Close	Trading Volume
January, 2005	210.70	196.00	206.72	589,436
February, 2005	214.78	199.75	201.75	289,649
March, 2005	206.41	180.00	180.68	301,211
April, 2005	184.00	158.29	163.73	506,981
May, 2005	203.39	162.38	203.39	541,002
June, 2005	205.00	195.00	203.05	385,942
July, 2005	216.99	202.50	214.76	282,580
August, 2005	218.50	196.31	197.76	282,276
September, 2005	208.00	183.00	201.40	476,509
October, 2005	205.29	160.18	178.25	511,191
November, 2005	182.53	167.11	176.00	615,799
December, 2005	177.00	166.50	168.00	252,974
Prior Sales
During the year ended December 31, 2005, we did not sell any class of securities of Fairfax that are not listed or quoted on a marketplace.
ESCROWED SECURITIES
To our knowledge, none of the securities of any class of our company were held in escrow during the year ended December 31, 2005.

DIRECTORS AND OFFICERS
Name, Occupation and Security Holding
Directors

Name and municipality
of residence	Principal occupation during the last five years	Date first elected

Frank B. Bennett(a) Vancouver, B.C.	President, Artesian Capital Management, Inc. (private equity investment company)	2003

Anthony F. Griffiths(a)(b)(c)(d) Toronto, Ont.	Independent Consultant and Corporate Director	2002

Robbert Hartog(a)(f) Perkinsfield, Ont.	President, Robhar Investments Ltd. (private investment company)	1985

Paul Murray(a)(b)(c)(e) Toronto, Ont.	President, Pinesmoke Investments (private equity company)	2005

Brandon Sweitzer(b)(c) New Canan, CT, U.S.A.	Senior Fellow of the U.S. Chamber of Commerce. President of Marsh Inc. until 2000	2004

V. Prem Watsa Toronto, Ont.	Chairman and Chief Executive Officer, Fairfax; Vice President, Hamblin Watsa Investment Counsel Ltd.	1985
Each director holds office for one year or until a successor is elected or appointed.

Notes:

(a)	Member of the Audit Committee (Chair — Robbert Hartog; Chair as of May, 2006 — Paul Murray)

(b)	Member of the Governance and Nominating Committee (Chair — Anthony Griffiths)

(c)	Member of the Compensation Committee (Chair — Anthony Griffiths)

(d)	Lead Director

(e)	Member of Committees effective April 12, 2005

(f)	Retired in May, 2006

Officers

Name and municipality	Principal occupation during the last five years
of residence	(office is with Fairfax, unless otherwise specified)	Office held
Trevor J. Ambridge Toronto, Ont.	Since May 2005, Vice President Prior thereto, Vice President and Chief Financial Officer	Vice President

Peter Clarke Richmond Hill, Ont.	Since October 2004, Vice President Prior thereto, Actuarial Analyst, Fairfax	Vice President

Francis Chou Toronto, Ont.	Vice President	Vice President

Jean Cloutier Toronto, Ont.	Since March 1999, Vice President and (since April 2001) Chief Actuary; Prior thereto, Vice President, Actuarial Services, Lombard Canada Ltd.	Vice President and Chief Actuary

Bradley P. Martin Toronto, Ont.	Vice President and (since September 2002) Corporate Secretary	Vice President and Corporate Secretary

Paul Rivett Toronto, Ont.	Since April 2004, Vice President Prior thereto, Attorney, Shearman & Sterling LLP	Vice President

Eric P. Salsberg Toronto, Ont.	Vice President, Corporate Affairs	Vice President, Corporate Affairs

Ronald Schokking Thornhill, Ont.	Since February 2006, Vice President and Treasurer Prior thereto, Vice President, Finance	Vice President and Treasurer

Greg Taylor Oakville, Ontario	Since May 2005, Vice President and Chief Financial Officer
Prior thereto, Chief Financial Officer and Corporate Secretary,
	Northbridge Financial Corporation and Vice President, Hamblin Watsa Investment Counsel Ltd.	Vice President and Chief Financial Officer

V. Prem Watsa Toronto, Ont.	Chairman and Chief Executive Officer; Vice President, Hamblin Watsa Investment Counsel Ltd.	Chairman and Chief Executive Officer

M. Jane Williamson Toronto, Ont.	Since June 2001, Vice President Prior thereto, Partner, PricewaterhouseCoopers LLP, Toronto	Vice President
Directors and Officers — Ownership of Securities
As at December 31, 2005, to our knowledge, the directors and officers of Fairfax beneficially owned, directly or indirectly, or exercised control or direction over, approximately 730,000 of our subordinate voting shares (4.3%) and 1,548,000 of our multiple voting shares (100%). V. Prem Watsa, our Chairman and a director, controls shares representing 48.5% of the total votes attached to all classes of our shares (100% of the total votes attached to the multiple voting shares and 1.8% of the total votes attached to the subordinated voting shares).
As at December 31, 2005, to our knowledge, the directors and officers of Fairfax beneficially owned, directly or indirectly, or exercised control or direction over, excluding through ownership or control or direction over securities of Fairfax, the following securities of Lindsey Morden, Northbridge and Odyssey Re: 120,916 subordinate voting shares (less than one percent) of Lindsey Morden; 40,000 common shares (less than one percent) of Northbridge and 6,300 shares of common stock (less than one percent) of Odyssey Re.
Cease Trade Orders, Bankruptcies, Penalties or Sanctions
Anthony F. Griffiths was previously a director of Brazilian Resources Inc. which was subject to an insider cease trade order issued by the Ontario Securities Commission in June 2001 due to the late filing of financial statements. All required documents were filed by Brazilian Resources Inc. in July 2001 and the cease trade order was rescinded. Mr. Griffiths was formerly a director of Consumers Packaging Inc. while it operated under the protection of the Companies’ Creditors Arrangement Act (Canada) (“CCAA”). During the protection period, cease trade orders were issued against management and insiders due to the failure to file financial statements. Mr. Griffiths was also a director of Slater Steel Inc. which operated under the protection of the CCAA in an orderly wind-down.

Conflicts of Interest
There are no existing or, to our knowledge, potential material conflicts of interest between our company or a subsidiary of our company and any director or officer of our company or a subsidiary of our company.
PROMOTERS
No person or company has been, within the three-year period ended December 31, 2005 or during the current financial year up to the date hereof, a promoter of our company or a subsidiary of our company.
LEGAL PROCEEDINGS
Information in this section is as of August 31, 2006. Information concerning certain information requests or proceedings by government authorities is provided on pages 122-123 of our Restated Consolidated Financial Statements and Management’s Discussion and Analysis for the year ended December 31, 2005, which pages are incorporated herein by reference.
In April 2006, we became aware of several class action lawsuits filed against us and certain of our directors and officers in the U.S. District Court for the Southern District of New York on behalf of a putative class of investors who purchased debt securities of Fairfax between March 24, 2004 and March 21, 2006. The complaints allege, among other things, that the defendants failed to disclose certain material information regarding Fairfax’s financial condition in connection with the offer and sale of debt securities. A motion has been filed for consolidation of the lawsuits and the appointment of a lead plaintiff. We are dealing with the complaints through the appropriate legal processes.
In July 2006 we filed a lawsuit seeking $6billion in damages from a number of defendants who, the complaint alleges, participated in a stock market manipulation scheme involving our shares. The complaint was filed in the Superior Court, Morris County, New Jersey.
INTEREST OF MANAGEMENT AND OTHERS IN MATERIAL TRANSACTIONS
During the three-year period ending December 31, 2005 and during the current financial year up to the date hereof, none of our directors, executive officers, 10 percent shareholders or any of their associates or affiliates had a material interest in any transaction that has materially affected or will materially affect Fairfax on a consolidated basis.
TRANSFER AGENTS AND REGISTRARS
The transfer agent and registrar for our subordinate voting shares in Canada is CIBC Mellon Trust Company, P.O. Box 7010 Adelaide Street Postal Station, Toronto, Ontario, M5C 2W9, and in the United States is Mellon Investor Services LLC, 480 Washington Boulevard, 29 th Floor, Jersey City NJ, 07310.
MATERIAL CONTRACTS
Other than contracts entered into in the normal course of business, there are no contracts which are material to Fairfax, on a consolidated basis, that have been entered into since January, 2002.
INTERESTS OF EXPERTS
Our auditors are PricewaterhouseCoopers LLP, Chartered Accountants, who have prepared an independent auditors’ report dated March 31, 2006, except as to Note 2 which is as of August 31, 2006, in respect of Fairfax’s restated consolidated financial statements with accompanying notes as at and for the years ended December 31 2003, 2004 and 2005. PricewaterhouseCoopers LLP has advised that they are independent with respect to the Fairfax within the meaning of the Rules of Professional Conduct of the Institute of Chartered Accountants of Ontario and the rules of the US Securities and Exchange Commission.

AUDIT COMMITTEE
A copy of our Audit Committee Charter is attached as Schedule A. All of the members of our Audit Committee are independent and financially literate pursuant to Multilateral Instrument 52-110 — Audit Committees. Additional information concerning our Audit Committee, including the education and experience of each Audit Committee member and the procedures that we have adopted for the engagement of non-audit services, can be found in our Management Proxy Circular dated March 31, 2006 under the heading “Audit Committee”.
Accountant fees payable for the years ended December 31, 2005 and December 31, 2004 to our external auditors, PricewaterhouseCoopers LLP, and its affiliates by us and our subsidiaries were CDN$28.6 million and CDN$17.2 million, respectively. The fees payable to PricewaterhouseCoopers LLP in 2005 and 2004 are detailed below.

	Year ended	Year ended
	December 31, 2005	December 31, 2004
	(CDN $ millions)	(CDN $ millions)
Audit fees	$26.0	$14.6
Audit-related fees	0.9	0.4
Tax fees	1.5	1.9
All other fees	0.2	0.3
Total	$28.6	$17.2
The nature of each category of fees is described below.
Audit Fees
Audit fees were paid for professional services rendered for the audits of consolidated financial statements and the effectiveness of internal control over financial reporting of the Registrant and statutory and subsidiary audits, issuance of comfort letters, consents, assistance with review of documents filed with regulatory authorities and actuarial attestation of policy liabilities.
Audit-Related Fees
Audit-related fees were paid for assurance and related services related to employee pension and benefit plan audits, accounting consultations, internal control reviews and assurance services that are not required by statute or regulation and special actuarial reviews.
Tax Fees
Tax fees were paid for services related to tax compliance, tax advice and tax planning professional services. These services consisted of: tax compliance including the review of original and amended tax returns, assistance with questions regarding tax audits and tax planning and advisory services relating to common forms of domestic and international taxation (e.g., income tax, capital tax, Goods and Services Tax and Value Added Tax).
All Other Fees
Fees disclosed in the table above under the item “all other fees” were paid for products and services other than the audit fees, audit-related fees and tax fees described above. These services consisted primarily of Canadian Public Accounting Board fees, claims handling services and French translation of the Registrant’s regulatory filings, including its annual consolidated financial statements and management’s discussion and analysis for the year ended December 31, 2005, interim consolidated financial statements and quarterly reports to shareholders, financial information included in the Annual Information Form, prospectuses and other offering documents.

ADDITIONAL INFORMATION
Additional information about our company may be found on SEDAR at www.sedar.com. Upon request to our Corporate Secretary at Suite 800, 95 Wellington Street West, Toronto, Ontario, M5J 2N7, we will provide the following information when our securities are in the course of a distribution pursuant to a short form prospectus or a preliminary short form prospectus has been filed in respect of a distribution of our securities: (i) one copy of our Annual Information Form, together with one copy of any document, or the pertinent pages of any document, incorporated by reference therein; (ii) one copy of our comparative financial statements for our most recently completed financial year for which financial statements have been filed together with the accompanying report of the auditors and one copy of our most recent interim financial statements that have been filed, if any, for any period after the end of the most recently completed financial year; (iii) one copy of our management proxy circular in respect of the most recent annual meeting of shareholders; and (iv) one copy of any other documents that are incorporated by reference into the preliminary short form prospectus or the short form prospectus that are not required to be provided under (i) to (iii) above; or (b) at any other time, one copy of any of the documents referred to in (i), (ii) and (iii) above, provided that we may require the payment of a reasonable charge if the request is made by a person or company who is not a Fairfax security holder.
Additional information, including directors’ and officers’ remuneration and indebtedness, principal holders of our securities and options to purchase securities is contained in our Management Proxy Circular dated March 31, 2006. Additional financial information is provided in our Restated Audited Consolidated Financial Statements and Management’s Discussion and Analysis for the year ended December 31, 2005 and in pages 2-3 and 4-17 of our 2005 Annual Report.